Exhibit 10.47

WYETH

SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(amended and restated effective as of January 1, 2005)

PURPOSE

The purpose of the Plan is to provide an additional savings plan of deferred compensation for a select group of management and highly compensated employees. Accordingly, the Plan supplements the benefits of Participants whose benefits under the Savings Plan are limited (i) by the Code Limits or (ii) as a result of their election to defer Base Salary under the DCP. The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly.

The Plan is an amendment and restatement of the Prior Plan effective as of the Restatement Date.

Capitalized terms not otherwise defined in the text hereof shall have the meanings set forth in Section 1.

SECTION 1

DEFINITIONS

1.1 Rules of Construction. Except where the context indicates otherwise, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural. All references to sections and appendices are, unless otherwise indicated, to sections or appendices of the Plan.

1.2 Terms Defined in the Plan. Whenever used herein, the following terms shall have the meanings set forth below:

(a) “409A Account” means a bookkeeping account (including all sub-accounts) maintained by the Company for each Participant, to record: (i) the Participant’s Base Salary and/or Excess Compensation deferrals; (ii) all Matching Contributions credited to a Participant, plus or minus (iii) Investment Earnings/Losses on those amounts minus (iv) all distributions or withdrawals made to a Participant or his Beneficiary, or forfeitures of unvested Matching Contributions that relate to his 409A Account, in each case to the extent that such amounts are not included in the Participant’s Grandfathered Account. The 409A Account shall be divided into Base Salary and/or Excess Compensation deferral and Matching Contribution sub-accounts.

(b) “Administrative Procedures” means the policies and procedures established by the Committee and/or the Administrative Record Keeper from time to time governing elections to participate in the Plan, maintenance of Deferral Accounts, Investment Options, calculation of Investment Earnings/Losses, required Election Forms, distributions from the Plan and such other matters as are necessary for the proper administration of the Plan.

(c) “Administrative Record Keeper” means the persons designated by the Committee in accordance with Section 2.

(d) “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Wyeth, any trade or business (whether or not incorporated) which is under common control with Wyeth (within the meaning of Section 414(c) of the Code), any organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as Wyeth and any other entity required to be aggregated with Wyeth pursuant to the regulations under Section 414(o) of the Code.

(e) “Base Salary” means the annual base compensation to be paid during a Plan Year by the Company or its Subsidiaries to an employee for services rendered during such Plan Year from all sources (i.e., regardless of whether United States source or foreign source). Base Salary may only be deferred under the Plan to the extent it would otherwise be payable from the Company’s regular U.S. payroll.

(f) “Beneficiary” shall have the meaning ascribed to it in the Savings Plan.

(g) “Board of Directors” means the Board of Directors of Wyeth (or any Committee of the Board of Directors to whom the Board of Directors delegates, from time to time, its authority hereunder).

(h) “Business Day” means each day that the New York Stock Exchange is open for business.

(i) “Claimant” has the meaning set forth in Section 9.1.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.

(k) “Code Limits” means Section 401(a)(17) of the Code.

(l) “Committee” means the committee of three or more officers or employees of the Company designated from time to time by Wyeth to administer the Plan and any successor thereto.

(m) “Company” means Wyeth and its Affiliates.

(n) “Company Stock Fund” means the Investment Option available under the Plan and the Savings Plan that is designed to track the performance of Wyeth’s common stock, par value $0.33 -1/3.

(o) “Covered Compensation” shall have the meaning ascribed to it in the Savings Plan.

(p) “DCP” means the Wyeth 2005 (409A) Deferred Compensation Plan, as amended from time to time.

(q) “Death Payment Date” shall mean as soon as practicable following the Participant’s death, but in no event later than the last business day of a month following the month in which the Participant dies.

(r) “Deferral Account” means a bookkeeping account (including all sub-accounts) maintained by the Company for each Participant to record (i) the Participant’s Base Salary and/or Excess Compensation deferrals under the Plan; (ii) all Matching Contributions credited to a Participant, plus or minus (iii) Investment Earnings/Losses on those amounts minus (iv) all distributions or withdrawals made to a Participant or his Beneficiary, or forfeitures of unvested Matching Contributions, pursuant to the Plan. The Deferral Account shall be divided into a 409A Account and a Grandfathered Account.

(s) “Deferred Compensation Tax Compliance Committee” means a committee of such officers or employees of the Company as shall be designated as from time to time by the Company.

(t) “Election Form” means the form or forms established from time to time by the Administrative Record Keeper and/or the Committee, that an Eligible Employee completes, signs and returns to the Administrative Record Keeper to make an election under the Plan.

(u) “Eligible Employee” means an Employee who is eligible to participate in the DCP.

(v) “Employee” means an employee of the Company or its Subsidiaries.

(w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any applicable rulings and regulations promulgated thereunder.

(x) “Excess Compensation” means an Eligible Employee’s compensation in excess of Covered Compensation.

(y) “Grandfathered Account” means that portion of a Participant’s Deferral Account under the Plan that, for purposes of Section 409A, was both earned and vested on December 31, 2004, plus or minus Investment Earnings/Losses on those amounts, plus or minus retained earnings, minus all distributions or withdrawals made to a Participant or his Beneficiary, pursuant to the Plan that relate to his Grandfathered Account. The Grandfathered Account shall be divided into separate Base Salary and/or Excess Compensation deferral and Matching Contribution sub-accounts. For example, the Grandfathered Account of a Participant will equal all amounts deferred and vested as of December 31, 2004 and all earnings on such amounts until the balance of the Grandfathered Account is distributed. The Plan Account of a Participant who is a bona fide resident of Puerto Rico and is not subject to the Code shall constitute a Grandfathered Account.

(z) “Investment Earnings/Losses” means the income, gains and losses that would have been realized had an amount deferred under the Plan actually been invested in the Investment Option or Options selected by the Participant.

(aa) “Investment Options” means the investment options that are selected by the Committee that are used as hypothetical investment options among which the Participant may allocate all or a portion of his Deferral Account.

(bb) “Matching Contribution” has the meaning set forth in Section 5.1.

(cc) “Notice 2005-1” means Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(dd) “Participant” means an Eligible Employee who participates in the Plan.

(ee) “Payment Date” means as soon as practicable following the first anniversary of the Participant’s Separation from Service, but in no event later than the last Business Date of the month following the month that includes such first anniversary of the Participant’s Separation from Service.

(ff) “Plan” means this Wyeth Supplemental Employee Savings Plan, as amended from time to time.

(gg) “Plan Year” means the calendar year.

(hh) “Prior DCP means the terms of the Wyeth Deferred Compensation Plan in effect immediately prior to the Restatement Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to such plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification, within the meaning of Section 409A and Notice 2005-1, of such plan).

(ii) “Prior Plan” means the terms of the Plan in effect immediately prior to the Restatement Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Plan (but without regard to any amendments thereto after October 3, 2004 that would result in any material modification, within the meaning of Section 409A and Notice 2005-1, of the Plan).

(jj) “Restatement Date” means January 1, 2005.

(kk) “Retirement Eligible” means a Participant who is an Employee and who has attained the earlier of (i) age 65, or (ii) age 55 with five Years of Vesting Service.

(ll) “Retirement Plan” means the Wyeth Retirement Plan - United States, as amended from time to time.

(mm) “Savings Plan” means the Wyeth Savings Plan, as amended from time to time.

(nn) “Section 409A” means Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

(oo) “Section 409A Compliance” has the meaning set forth in Section 10.2.

(pp) “Separation from Service” means “separation from service”, as defined under applicable Internal Revenue Service Treasury Regulations for purposes of Section 409A, of a Participant from the Company or its Subsidiaries; provided, however, that, solely for purposes of the Grandfathered Account, “Separation from Service” shall be determined in accordance with the terms of the Prior Plan.

(qq) “Subsidiary(ies)” means, as to any person, any corporation, partnership or joint venture, of which (or in which) such person, together with one or more of its subsidiaries, directly or indirectly owns more than 50% of the interest in the capital or profits of such corporation, partnership or joint venture.

(rr) “Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Section 409A.

(ss) “Valid Notional Rollover” means a notional rollover of all or a portion of the balance of (i) a Participant’s Grandfathered Account to the Prior DCP at the time of Separation from Service of a Participant who has an account balance in the Prior DCP or the DCP and is Retirement Eligible at the time of such Separation from Service and (ii) a Participant’s 409A Account to the DCP at the time of Separation from Service of a Participant who is Retirement Eligible at the time of such Separation from Service. The effective date of a Valid Notional Rollover shall be the first of the month following the Participant’s Separation from Service even though the Payment Date may otherwise have been a later date.

(tt) “Wyeth” means Wyeth, a Delaware corporation, and any successor thereto.

(uu) “Year of Vesting Service” has the meaning ascribed to it in the Retirement Plan as of January 1, 2006, and prior to such date shall mean Continuous Service as such term was defined in the Retirement Plan prior to January 1, 2006.

SECTION 2

ADMINISTRATION

2.1 General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power, subject to the terms of the Plan: (i) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (ii) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (iii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iv) to make determinations regarding the valuation of Deferral Accounts; (v) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (vi) to designate the Administrative Record Keeper and review actions taken by the Administrative Record Keeper or any other person to whom authority is delegated under the Plan; and (vii) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such individual shall not resolve, or participate in the resolution of, any matter specifically relating to such individual’s eligibility to participate in the Plan or the calculation or determination of such individual’s Plan Benefit.

2.2 Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee.

2.3 Administrative Record Keeper. The Administrative Record Keeper shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrative Record Keeper is a Participant, the Administrative Record Keeper shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrative Record Keeper shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

2.4 Actions; Indemnification. The members of the Board of Directors, the Committee, the Administrative Record Keeper, the members of the Deferred Compensation Tax Compliance Committee, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act with respect to the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Board of Directors (and each member thereof), the Committee (and each member thereof), the Deferred Compensation Tax Compliance Committee (and each member thereof), the Administrative Record Keeper, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The indemnification, exculpation and liability limitations of this Section 2.4 shall apply to the Administrative Record Keeper only to the extent that the Administrative Record Keeper is or was a director, officer or employee of the Company.

SECTION 3

PARTICIPATION

3.1 Continuing Participants. Any individual on the Restatement Date who was a participant in the Prior Plan immediately prior to the Restatement Date shall continue to be a Participant in the Plan on the Restatement Date.

3.2 Mandatory Participation. An Eligible Employee shall be required to commence participation in the Plan as of the effective date of his first election to defer Base Salary under the DCP.

3.3 Voluntary Participation. An Eligible Employee may voluntarily elect to defer from one to six percent of Excess Compensation under the Plan, provided, however, that an Eligible Employee who is a bona fide resident of Puerto Rico shall not be eligible to make voluntary deferrals under the Plan. In the event that an Eligible Employee elects to participate in the Plan in accordance with this Section 3.3, participation shall commence as of the first payroll period during a Plan Year in which such Eligible Employee’s compensation exceeds Covered Compensation.

3.4 Exclusions. No Employee who is not an Eligible Employee shall be eligible to participate in the Plan. In addition, the Committee may, if it determines it to be necessary or advisable to comply with ERISA, the Code or other applicable law, exclude one or more Eligible Employees or one or more classes of Eligible Employees from Plan participation.

SECTION 4

ELECTIONS

4.1 Deferral Elections. All deferrals under the Plan shall be evidenced by the Eligible Employee properly executing and submitting such Election Forms as may be required by the Administrative Record Keeper in accordance with the Administrative Procedures and this Section 4.

4.2 Deferrals.

(a) Mandatory Deferrals. If an Eligible Employee is required to participate in the Plan because he has elected to make Base Salary deferrals under the DCP, he shall complete such Election Forms as may be required by the Administrative Record Keeper in accordance with the Administrative Procedures.

(b) Voluntary Deferrals. Except for the first Plan Year in which an individual becomes an Eligible Employee, an Eligible Employee’s voluntary election to defer Excess Compensation under the Plan with respect to a particular Plan Year must be received by the Administrative Record Keeper no later than December 31 of the prior Plan Year. With respect to the first Plan Year in which an individual becomes an Eligible Employee, elections to voluntarily defer amounts into the Plan must be made within 30 days after the date the Eligible Employee becomes eligible to participate in the Plan.

(c) Continuing Plan Participants. If a Participant fails to make a deferral election, a Participant’s deferral election under the Plan for a Plan Year shall be the deferral election in effect as of December 31 of the preceding Plan Year. If a Participant amends, revokes or cancels his deferral election during a Plan Year, such amendment, revocation or cancellation shall not be effective until January 1 of the following Plan Year.

(d) Amount of Deferral. If an Eligible Employee is required to participate in the Plan as a result of his election to defer Base Salary under the DCP, the first six percent of Base Salary he elected to be deferred under the DCP shall instead automatically be deferred under the Plan. If an Eligible Employee has compensation that exceeds Covered Compensation, such Eligible Employee may voluntarily elect to defer from one to six percent of the amount of his Excess Compensation into the Plan.

(e) Vesting. A Participant shall be fully vested at all times in the Base Salary or Excess Compensation deferred (adjusted to reflect Investment Earnings/Losses) into the Plan.

4.3 Contingent Distribution Election. By no later than the earlier of (x) the date an Eligible Employee first elects to defer Base Salary under the DCP and is required to participate in the Plan or (y) the date an Eligible Employee initially voluntarily elects to participate in the Plan in accordance with Section 4.2, an Eligible Employee may make an election to transfer all or a portion of the vested balance of his 409A Account in a Valid Notional Rollover. The Administrative Record Keeper may, in accordance with the requirements of Section 409A and the Administrative Procedures, permit Participants to make one or more additional elections to transfer, in a Valid Notional Rollover, deferrals made under the Plan; provided, however, that any such election shall only apply to deferrals made for Plan Years subsequent to the date of such election. The Administrative Record Keeper may also, in accordance with the requirements of Section 409A and the Administrative Procedures, permit Participants to make one or more elections to receive distribution of their 409A Accounts on the Payment Date in lieu of a Valid Notional Rollover; provided, however, that any such election shall only apply to deferrals made for Plan Years subsequent to the date of such election. A Participant may not revoke his contingent election to transfer all or a portion of the vested balance of his 409A Account in a Valid Notional Rollover. If a Participant who has elected to make a Valid Notional Rollover is not Retirement Eligible at the time of his Separation from Service, then the election shall be void and of no further force and effect and the Participant’s 409A Account shall be paid on the Payment Date.

4.4 Transition Elections.

(a) Year 2006 and 2007. An individual who is a Participant in the Plan prior to December 31, 2007, may make an election to transfer in a Valid Notional Rollover all or a portion of the vested balance of his 409A Account; provided, however, that an election made prior to December 31, 2006 shall (x) apply solely to the amount that would not otherwise be payable to him in 2006 and (y) shall not cause an amount to be paid to him in 2006 that would not otherwise have been payable to him in 2006 and an election made from January 1, 2007 through January 31, 2007 shall (x) apply solely to the amount that would not otherwise be payable to him in 2007 and (y) shall not cause any amounts to be paid to him in 2007 that would not otherwise have been payable to him in 2007.

(b) Year 2005/2006/2007. Appendix A sets forth certain transition elections for 409A Accounts made in accordance with Section 409A and Notice 2005-1 which shall, for affected Participants, supplement and, to the extent required by Appendix A, replace the corresponding provisions of this Section 4.

4.5 Cancellation of Deferral Election Upon Hardship Distribution. The Committee shall cancel a deferral election with respect to a Plan Year in the event that the Participant or his Beneficiary has incurred an Unforeseeable Emergency or to the extent required for a Participant to receive a hardship distribution under the Savings Plan. If the Participant’s election is cancelled pursuant to this Section 4.5, the Participant’s election shall be cancelled, and not postponed or otherwise delayed, such that any later deferral election will be subject to the provisions governing deferral elections as provided in Section 4.2(b) and the Administrative Procedures.

SECTION 5

MATCHING CONTRIBUTIONS

5.1 Matching Contributions. Subject to the provisions regarding vesting in Section 5.2 below, the Company shall make a notional matching contribution in an amount equal to fifty percent of the Base Salary or Excess Compensation deferred by the Participant under the Plan (the “Matching Contribution”). Matching Contributions shall be credited to a Participant’s Deferral Account on the same date as Base Salary or Excess Compensation deferrals and shall be accounted for by the Company separately from Base Salary or Excess Compensation deferrals.

5.2 Vesting. A Participant shall be fully vested in the Company’s Matching Contributions if he has five or more Years of Vesting Service. If a Participant has less than five Years of Vesting Service, he shall become vested in his Matching Contributions to the 409A Account, according to the following schedule:

Years of Vesting Service	Cumulative Vesting Percentage
Prior to 2 years	0%
On or after 2 years	25%
On or after 3 years	50%
On or after 4 years	75%
5 or more years	100%

Regardless of the number of Years of Vesting Service, a Participant shall be fully vested in his Matching Contributions, and such Matching Contributions shall be non-forfeitable, when he attains age 65 or upon his death, if earlier, provided that upon such event he is still an Employee. If a Participant incurs a Separation from Service or otherwise receives a distribution from the Plan at a time when such Participant is less than 100% vested in Matching Contributions, the unvested portion of such matching contributions shall be forfeited in their entirety.

SECTION 6

DEFERRAL ACCOUNTS

6.1 Plan Accounts – In General. An individual Deferral Account shall be established and maintained under the Plan on behalf of each Participant by or on behalf of whom deferrals have been made. The Deferral Account of each Participant shall be divided into a separate Grandfathered Account and a 409A Account, as applicable, which accounts shall track the Base Salary deferrals, Excess Compensation deferrals, Matching Contributions, Investment Earnings/Losses, distributions, forfeitures or other elections applicable to such accounts. The Grandfathered Account and the 409A Account shall have sub-accounts established and maintained as appropriate to reflect Matching Contributions and the Investment Option(s) selected by the Participant.

6.2 Crediting/Debiting of Deferral Account. Base Salary, Excess Compensation and Matching Contribution deferrals under the Plan shall be credited to a Participant’s Deferral Account in accordance with the Administrative Procedures. A Participant’s Deferral Account shall be credited or debited with Investment Earnings/Losses based upon the Investment Options selected by the Participant pursuant to Section 6.3 and in accordance with the Administrative Procedures.

6.3 Election of Investment Options. A Participant shall elect, in connection with his initial deferral election under the Plan, one or more Investment Option(s) from a menu of Investment Options provided by the Committee to be used to determine Investment Earnings/Losses credited or debited to his Deferral Account. A Participant may reallocate the existing balance of his Deferral Account among the available Investment Options and change Investment Options with respect to future deferrals under the Plan in accordance with the Administrative Procedures. In the event that a Participant fails to select one or more Investment Options for all or a portion of his Deferral Account (including in the situation where the Investment Option is discontinued and the Participant fails to designate an alternative in accordance with the Administrative Procedures), such amounts shall be deemed invested in the default Investment Option specified in the Savings Plan, or if no default is specified, in such Investment Option as may be specified by the Committee from time to time. In addition to the blackout periods and other restrictions set forth in the Company’s Securities Transactions Policy, as amended from time to time, the Company may impose such additional restrictions on transfers by Participants in the Company Stock Fund as it deems necessary or advisable in order to comply with federal or state securities laws (including, but not limited to Rule 16b-3 of the Securities Exchange Act of 1934, as amended). Any Participant subject to such restrictions shall be notified by the Company.

6.4 Investment Options. The Committee shall select the Investment Options that are used as hypothetical investment options among which Participants may allocate all or a portion of their Deferral Account. The Committee shall be permitted to add, remove or change Investment Options as it deems appropriate, provided that any such addition, deletion or change shall not be effective with respect to any period prior to the effective date of the change. Each Participant, as a condition to his participation in the Plan, agrees to indemnify and hold harmless the Committee, the Administrative Record Keeper, and the Company, and their agents and representatives, from any losses or damages of any kind relating to the Investment Options made available hereunder.

6.5 Crediting or Debiting Method. The performance of each elected Investment Option (either positive or negative) will be determined based on the performance of the actual Investment Option. A Participant’s Deferral Account shall be credited or debited with Investment Earnings/Losses on each Business Day, or as otherwise determined by the Administrative Record Keeper in accordance with the Administrative Procedures.

6.6 Valuation. The Administrative Record Keeper shall establish procedures for valuing the balance of a Participant’s Deferral Account in accordance with the Administrative Procedures.

6.7 No Actual Investment. Notwithstanding any other provision of the Plan, the Investment Options are to be used for measurement purposes only, and a Participant’s election of any such Investment Options and the crediting or debiting of Investment Earnings/Losses to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his Deferral Account in any such Investment Options. In the event that the Company decides to invest funds in any or all of the Investment Options, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.

SECTION 7

DISTRIBUTIONS

7.1 Distribution of Grandfathered Accounts.

(a) Payout under the SESP. Unless a Participant makes an election in accordance with Section 7.1(b), a Participant shall receive a lump sum cash payment equal to the balance of his Grandfathered Account upon twelve months advance written notice to the Administrative Record Keeper, provided that no payment shall be made prior to the date such Participant incurs a Separation from Service.

(b) Rollover to Prior DCP. In lieu of receiving a lump sum cash distribution in accordance with Section 7.1(a), the Participant may elect, prior to his Separation from Service, to transfer the balance of his Grandfathered Account in a Valid Notional Rollover.

(c) Death. Notwithstanding the foregoing, in the event of a Participant’s death, his benefit shall be payable on the Death Payment Date, unless another date is selected by the Participant’s Beneficiary.

(d) Loss of Grandfathering. In the event that a Participant’s Grandfathered Account shall, for any reason, become subject to Section 409A, such account shall be paid out to the Participant in the same manner as such Participant’s 409A Account.

7.2 Distribution of 409A Accounts.

(a) Payout under the SESP. A Participant shall receive a lump sum cash payment equal to the vested balance of his 409A Account on the Participant’s Payment Date, unless such balance is transferred in a Valid Notional Rollover in accordance with an election made by the Participant under Section 4.3, or is redeferred prior to his Separation from Service in accordance with Section 8.1.

(b) Death. Notwithstanding the foregoing, in the event of a Participant’s death, his Beneficiary shall receive the vested balance of his 409A Account on the Death Payment Date.

7.3 Applicability of Prior DCP or DCP to Amounts Rolled Over to the Prior DCP or DCP. A Participant who elects to transfer his Grandfathered Account and/or 409A Account in a Valid Notional Rollover shall be subject to the applicable terms and provisions of the Prior DCP or the DCP, as the case may be, and shall be required to make his payment elections thereunder at the time he elects such notional rollover. Once the amount constituting the Participant’s Grandfathered Account and/or 409A Account is credited under the Prior DCP or the DCP, as the case may be, such crediting shall constitute a full and complete settlement with respect to the Company’s obligations to the Participant under the Plan with respect to his Grandfathered Account and/or 409A Account.

7.4 Additional Rules.

(a) Section 409A Transition. Appendix A sets forth certain transition elections for 409A Accounts made in accordance with Section 409A and Notice 2005-1 which shall, for affected Participants, supplement and, to the extent required by Appendix A, replace the corresponding provisions of this Section 7.

(b) No Duplicate Benefits. Nothing in the Plan, including the ability of a Participant to make separate elections with respect to his Grandfathered Account and his 409A Account, shall obligate the Company to pay duplicate benefits to any Participant.

SECTION 8

RE-DEFERRALS

8.1 409A Account.

(a) Re-Deferrals to the DCP. Instead of being paid to the Participant in cash on the Payment Date, a Participant shall be permitted to elect, prior to his Separation from Service, to have all or a portion of the vested balance of his 409A Account transferred in a Valid Notional Rollover on the Participant’s Separation from Service.

(b) Re-Deferral Requirements. The elections described in this Section 8.2 shall be subject to the following requirements which shall be construed and applied in a manner intended to result in Section 409A Compliance:

1.	The election to transfer the vested balance of a Participant’s 409A Account in a Valid Notional Rollover must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the Payment Date.

2.	The election shall not become effective for at least one year after the election is made.

3.	Any transfer of the 409A Account in a Valid Notional Rollover must be made in accordance with the applicable terms and provisions of the DCP as then in effect and, once the deferred amount constituting such 409A Account is credited under the DCP, shall constitute a full and complete settlement of the Company’s obligations to the Participant under the Plan with respect to the 409A Account.

4.	If the 409A Account is transferred in a Valid Notional Rollover, the payment commencement date elected by the Participant under the DCP for the 409A Account must not be earlier than the fifth anniversary of the Payment Date.

8.2 Limitations on Re-Deferrals. Notwithstanding the foregoing provisions of 8.2, no Participant shall be permitted to elect a notional rollover to the DCP for any portion of his 409A Account following the date of the Participant’s Separation from Service.

SECTION 9

CLAIMS PROCEDURE

9.1 General. If a Participant or his Beneficiary or the authorized representative of one of the foregoing (hereinafter, the “Claimant”) does not receive the timely payment of the benefits which he believes are due under the Plan, the Claimant may make a claim for benefits in the manner hereinafter provided.

9.2 Claims. All claims for benefits under the Plan shall be made in writing and shall be signed by the Claimant. Claims shall be submitted to the Administrative Record Keeper (or such other person who is delegated the responsibility by the Committee to review claims). If the Claimant does not furnish sufficient information with the claim for the Administrative Record Keeper to determine the validity of the claim, the Administrative Record Keeper shall indicate to the Claimant any additional information which is necessary for the Administrative Record Keeper to determine the validity of the claim.

9.3 Review of Claims. Each claim hereunder shall be acted on and approved or disapproved by the Administrative Record Keeper within 90 days following the receipt by the Administrative Record Keeper of the information necessary to process the claim. If special circumstances require an extension of the time needed to process the claim, this 90-day period may be extended to 180 days after the claim is received. The Claimant shall be notified before the end of the original period if an extension is necessary, the reason for the extension and the date by which it is expected that a decision will be made. In the event the Administrative Record Keeper denies a claim for benefits in whole or in part, the Administrative Record Keeper shall notify the Claimant in writing of the denial of the claim and notify the Claimant of his right to a review of the Administrative Record Keeper’s decision by the Administrative Record Keeper Committee. Such notice by the Administrative Record Keeper shall also set forth, in a manner calculated to be understood by the Claimant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section 9.

9.4 Appeals. Any applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision by the Administrative Record Keeper. Such appeal must be made within 60 days after the applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

1.	request a review by the Committee of the claim for benefits under the Plan;

2.	set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

3.	set forth any issues or comments which the Claimant deems pertinent to the appeal.

9.5 Review of Appeals. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by it. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when the determination will be made. The Committee may require the Claimant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided that the Committee finds the requested documents or materials are pertinent to the appeal.

9.6 Final Decisions. On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan. The decision of the Committee on any appeal of a claim for benefits shall be final and conclusive upon all parties thereto.

9.7 Denial of Appeals. In the event the Committee denies an appeal in whole or in part, it shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

9.8 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 9.6 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

SECTION 10

AMENDMENT AND TERMINATION

10.1 Amendment or Termination. The Plan may be amended or terminated at any time by the Board of Directors or the Committee; provided, however, that no amendment or termination may reduce the balance of a Participant’s Grandfathered Account or 409A Account (regardless of whether vested) as of the date of the amendment or termination without the Participant’s written consent. Except as otherwise permitted by Section 409A, the termination of the Plan shall not result in any acceleration of the payment of any 409A Account under the Plan, unless (i) all arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A if the same Participant participated in all such arrangements are terminated, (ii) no payments other than payments that would be delivered under the terms of such arrangements if the termination had not occurred are made within 12 months of the termination of such arrangements, (iii) all payments under the Plan are made within 24 months of the termination of the arrangements and (iv) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A if the same Participant participated in both arrangements, at any time within the five years following the date of Plan termination.

10.2 409A Benefit Amendments. Notwithstanding any provision in the Plan to the contrary, with respect to a Participant’s 409A Account, the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee shall have the independent right, prospectively and/or retroactively, to amend or modify (i) the Plan, (ii) any Participant elections under the Plan and (iii) the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any Participant, to the extent that the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee deems such action to be necessary or advisable (A) to avoid the imposition on any Participant of adverse or unintended tax consequences under Section 409A (“Section 409A

Compliance”) or (B) to address regulatory or other changes or developments that affect the terms of the Plan that were included in the Plan prior to such change or development with the intent of effecting Section 409A Compliance. Any determinations made by the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee under this Section 10.2 shall be final, conclusive and binding on all persons.

SECTION 11

MISCELLANEOUS

11.1 No Effect on Employment Rights. Nothing contained herein shall be construed as a contract of employment with any person. The Plan and its establishment shall not confer upon any person the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan.

11.2 Funding. The Plan at all times shall be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of a right to receive a benefit under the Plan, and any such Participant, Beneficiary or other person shall have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Notwithstanding the foregoing, the Committee or the Board of Directors, in its discretion, may establish a grantor trust to fund benefits payable under the Plan and administrative costs relating to the Plan. The assets of said trust shall be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

1.	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of ERISA;

2.	the Company shall be treated as the “grantor” of said trust for purposes of Sections 671 and 677 of the Code; and

3.	said trust agreement shall provide that the trust fund assets may be used to satisfy claims of the Company’s general creditors.

11.3 Anti-assignment. To the maximum extent permitted by law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

11.4 Taxes. The Company shall have the right to deduct any required taxes from each payment to be made under the Plan.

11.5 Construction. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of ERISA and therefore exempt from the requirements of Sections 201, 301 and 401 of ERISA. Whenever the terms of the Plan require the payment of an amount by a specified date, the Company shall use reasonable efforts to make payment by that date. The Company shall not be (i) liable to the Participant or any other person if such payment is delayed for administrative or other reasons to a date that is later than the date so specified by the Plan or (ii) required to pay interest or any other amount in respect of such delayed payment except to the extent specifically contemplated by the terms of the Plan.

11.6 Incapacity of Participant. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

11.7 Severability. In the event that any one or more of the provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

11.8 Governing Law. The Plan is established under and shall be governed and construed in accordance with the laws of the State of New Jersey, to the extent that such laws are not preempted by ERISA.

APPENDIX A

SECTION 409 A TRANSITION ELECTIONS

1. Deferral Elections. Effective as of December 31, 2004, a Participant’s deferral election under the Plan for a Plan Year shall be the deferral election in effect as of December 31 of the preceding Plan Year. Notwithstanding the foregoing, with respect to the Plan Year beginning January 1, 2005, a Participant shall be permitted (a) on or prior to March 15, 2005, to make a deferral election or increase an existing deferral election under the Plan pursuant to Q&A 21 of Notice 2005-1; provided, however, that the Participant’s Base Salary to which such election relates has not been paid or become payable at the time of such election, and (b) on or prior to December 31, 2005, to cancel or reduce his deferral election pursuant to Section 4.1, in each case, in accordance with procedures established by the Administrative Record Keeper pursuant to Q&A 20(a) of Notice 2005-1.

2. Payments and Payment Elections.

(a) A payment election in 2005, 2006 or 2007 pursuant to Plan provisions by a Participant who incurs a Separation from Service in 2005, 2006 or 2007 (i) to receive his 409A Account, in a single lump sum one year after such Separation from Service or (ii) to transfer his 409A Account to the DCP as of his Separation from Service and receive payment after one or more years in a form permitted by such plan shall be deemed pursuant to Q&A 19(c) of Notice 2005-1, as amended by the preamble to the proposed Treasury Regulations under Section 409A of the Code, issued on September 29, 2005; provided, however, that an election made in 2006 shall apply solely to amounts that would not otherwise be payable in 2006 and shall not cause an amount to be paid in 2006 that would not otherwise be paid in 2006 and, provided further, that an election made in 2007 shall apply solely to amounts that would not otherwise be paid in 2007 and shall not cause any amount to be paid in 2007 that would not otherwise be paid in 2007 . A Participant shall not be permitted to receive his 409A Account in the calendar year in which he incurs a Separation from Service.

(b) With respect to the portion of a Participant’s Grandfathered Account, pursuant to Section IV(3) of the Prior Plan, as in effect prior to October 3, 2004, providing that benefits under the Plan are payable under the same terms and conditions as under the Savings Plan, each Participant who (A) incurs a Separation from Service during a calendar year due to resignation, discharge or retirement prior to his normal retirement date (as defined in the Retirement Plan) and (B) as of the date of such Separation from Service, has a Grandfathered Account with a value that does not exceed $5,000, shall receive a distribution of his Grandfathered Account in a single lump sum as soon as practicable after his Separation from Service. For purposes of the Grandfathered Account, the amendment, effective as of March 28, 2005, to the de minimis amount mandatory distribution provisions in the Savings Plan is rescinded and shall be of no force or effect with respect to a Participant’s Grandfathered Account.

3. Termination of Participation; Cancellation of Deferral Elections.

(a) In 2005, a Participant shall be permitted, subject to the requirements of the DCP, to prospectively elect to cancel, in whole or in part, his deferral election.

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(b) The Committee shall be permitted, in 2005, to the extent it deems necessary or advisable under Section 409A, to cancel any 2005 deferral election and/or terminate a Participant’s participation in the Plan solely with respect to his 409A Account; provided that amounts subject to such cancellation or termination are distributed by December 31, 2005.

(c) Any termination of participation or cancellation of a deferral election pursuant to this Section 3 of Appendix A shall be deemed to be pursuant to Q&A 20(a) of Notice 2005-1.

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